Exhibit 20.1

April 19, 2022

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

Please be advised of the following Depositary’s Notice of Annual General Meeting of Shareholders:

Depositary Receipt Information
CUSIP:	86389T106	(DTC Eligible)	ADS ISIN:	US86389T1060
CUSIP:	86389T304	(Not DTC Eligible)	ADS ISIN:	US86389T3041
Country of Incorporation:	Cayman Islands
Meeting Details:	Annual General Meeting at 10:00 a.m. (Hong Kong Time) at Salon VI, Level 3, Studio City, Estrada do Istmo, Cotai, Macau
ADS Record Date:	April 29, 2022
Meeting Date:	June 10, 2022
Meeting Agenda:	The Company’s Notice of Meeting, including the Agenda, is available at the Company’s website: http://ir.studiocity-macau.com
Ratio (ORD:ADS):	4 : 1

FOR INFORMATIONAL PURPOSES ONLY

Holders of American Depositary Receipts (ADRs) representing ordinary shares (the “Deposited Securities”) of Studio City International Holdings Limited (the “Company”) are hereby notified of the Company’s Annual General Meeting of shareholders. No proposal will be submitted for shareholder approval at the AGM. Instead, the AGM will serve as an open forum for shareholders and beneficial owners of the Company’s American Depositary Shares (“ADSs”) to discuss Company affairs with management.

ADS holders may obtain a copy of the Company’s annual report on Form 20-F, free of charge, from our website at http://ir.studiocity-macau.com

Holders and persons and/or entities having a beneficial interest in any ADSs (“Beneficial Owners”) are advised that (a) the Depositary has not reviewed the Company’s website or any of the items thereon, and is not liable for the contents thereof, (b) neither the Depositary nor any of its affiliates controls, is responsible for, endorses, adopts, or guarantees the accuracy or completeness of any information contained in any document prepared by the Company or on the Company’s website and neither the Depositary nor any of its affiliates are or shall be liable or responsible for any information contained therein or thereon.

For further information, please contact:

Depositary Receipts

Phone: (800) 821-8780

db@astfinancial.com

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